UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CIM REAL ESTATE FINANCE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CIM REAL ESTATE FINANCE TRUST, INC.
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
April 28, 2023
Dear Stockholder:
You are cordially invited to attend our 2023 Annual Meeting of Stockholders to be held on Wednesday, July 12, 2023, at 10:30 A.M. (Pacific time). The meeting will be held as a virtual meeting conducted exclusively via live webcast at https://www.proxydocs.com/CMFT. For procedures for attending the virtual annual meeting, please refer to the section entitled “Proxy Statement Questions and Answers” beginning on page 1 of the accompanying proxy statement.
The matters expected to be acted upon at the meeting are described in the accompanying Notice of 2023 Annual Meeting of Stockholders and proxy statement, and include (i) the election of ten directors; and (ii) the ratification of the appointment of our independent registered public accounting firm.
There will be an opportunity during the meeting for your questions regarding the affairs of CIM Real Estate Finance Trust, Inc. to be addressed and for a discussion of the business to be considered at the meeting.
It is important that you use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING VIA LIVE WEBCAST, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR AUTHORIZE YOUR PROXY BY USING THE TELEPHONE BY DIALING 1-844-280-5348 FOR A LIVE AGENT OR 1-855-952-4534 FOR TOUCH TONE TELEPHONE VOTING, OR THE INTERNET AT HTTPS://WWW.PROXYPUSH.COM/CMFT, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. FOR SPECIAL INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD. Authorizing a proxy to vote your shares does not deprive you of your right to attend the meeting via live webcast and to vote your shares by attending the live webcast of the meeting.
We look forward to seeing you at the meeting.

Sincerely,

Richard S. Ressler
Chairman of the Board, President and Chief Executive Officer

CIM REAL ESTATE FINANCE TRUST, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 12, 2023

To CIM Real Estate Finance Trust, Inc. Stockholders:
NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders of CIM Real Estate Finance Trust, Inc., a Maryland corporation (the “Company,” “we,” “our,” or “us”), will be held on Wednesday, July 12, 2023, at 10:30 A.M. (Pacific time). The meeting will be held as a virtual meeting conducted exclusively via live webcast at https://www.proxydocs.com/CMFT. For procedures for attending the virtual annual meeting, please refer to the section entitled “Proxy Statement Questions and Answers” beginning on page 1 of the accompanying proxy statement. The purpose of the meeting is to consider and vote upon:
1.The election of ten directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
2.The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
3.The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.
The proposals and other related matters are more fully described in the proxy statement accompanying this notice.
Only stockholders of record at the close of business on April 27, 2023 are entitled to receive this notice and to vote at the meeting. We reserve the right, in our sole discretion, to postpone or adjourn the 2023 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting, if necessary.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 12, 2023.
THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT https://www.proxydocs.com/CMFT.
All stockholders are cordially invited to attend the annual meeting via live webcast. Whether or not you expect to attend, we urge you to read the proxy statement and either (a) complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or (b) authorize your proxy by telephone by dialing 1-844-280-5348 for a live agent or 1-855-952-4534 for touch tone telephone voting, or over the Internet at https://www.proxypush.com/CMFT. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card. Your prompt response will help avoid potential delays and may save the Company significant additional expense associated with soliciting stockholder votes.

By Order of the Board of Directors

Laura Eichelsderfer
Secretary
Phoenix, Arizona
April 28, 2023

PLEASE VOTE — YOUR VOTE IS IMPORTANT

CIM REAL ESTATE FINANCE TRUST, INC.
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
PROXY STATEMENT
QUESTIONS AND ANSWERS
We are providing you with this proxy statement, which contains information about the items to be voted upon at our 2023 Annual Meeting of Stockholders. To make this information easier to understand, we have presented some of the information below in a question and answer format.
Q: Why did you send me this proxy statement?
A: Our board of directors is soliciting your proxy to vote your shares of the Company’s common stock at the 2023 Annual Meeting of Stockholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting. This proxy statement, proxy card and our 2022 annual report to stockholders are being mailed to you on or about May 5, 2023.
Q: What is a proxy and how will the proxies vote my shares?
A: A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, or authorize your proxy by telephone or over the Internet, you are giving your permission to either our chief financial officer and treasurer or our secretary to vote your shares of common stock at the annual meeting as you instruct. If you sign and return the proxy card, or authorize your proxy by telephone or over the Internet, and give no instructions, the proxies will vote in accordance with the recommendation of the board of directors. The board of directors unanimously recommends that you vote:
•“FOR” all of the director nominees, and
•“FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
With respect to any other proposals to be properly presented at the meeting for voting, your shares will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of one or both of the proxies. The proxies will not vote your shares of common stock if you do not return the enclosed proxy card or authorize your proxy by telephone or over the Internet. This is why it is important for you to return the proxy card to us or authorize your proxy by telephone or over the Internet as soon as possible, whether or not you plan on attending the meeting via live webcast.
If you authorize your proxy by telephone or over the Internet, please do not return your proxy card.
Q: How can I attend the meeting?
A: The annual meeting will be a completely virtual meeting conducted exclusively via live webcast and not at a physical location. The virtual annual meeting will be held on Wednesday, July 12, 2023, at 10:30 A.M. (Pacific time). To attend the virtual annual meeting you must register no later than Tuesday, July 11, 2023 at 5:00 P.M. Eastern time. To register, log into https://www.proxydocs.com/CMFT and enter the control number located on the proxy card you receive with the proxy statement or that was included with your voting instruction form provided by your bank, broker or other nominee if you hold your shares of the Company’s common stock in street name through an account with an intermediary. Once you have registered you will receive a confirmation email containing further instructions related to the virtual annual meeting, including a hyperlink that will allow you to join the live webcast. If you do not register for the meeting by Tuesday, July 11, 2023 at 5:00 P.M. Eastern time, you will not be able to attend the meeting. Instructions on how to attend and participate online at the annual meeting, including how to ask questions and vote, are posted at https://www.proxydocs.com/CMFT.
Q: How many shares of common stock can vote?
A: As of the close of business on the record date of April 27, 2023, there were 437,977,116 shares of our common stock issued and outstanding. Every stockholder of record as of the close of business on April 27, 2023 is entitled to one vote for each share of common stock held at that date and time. Fractional shares will have corresponding fractional votes.
Q: What is a “quorum”?
A: A “quorum” consists of the presence in person or by proxy of stockholders holding at least a majority of the outstanding shares entitled to vote. There must be a quorum present in order for business to be transacted at the annual meeting. If you submit a properly executed proxy card, even if you abstain from voting or do not give instructions for voting, then you will at least be considered part of the quorum.
Q: What may I vote on?
A: You may vote on (i) the election of nominees to serve on our board of directors; (ii) the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and (iii) any other proposal properly presented for a vote at the annual meeting.
Q: How does the board of directors recommend I vote on the proposals?
A: The board of directors recommends a vote “FOR” all of the nominees for election as director who are named as such in this proxy statement, and “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
Q: Who is entitled to vote?
A: Anyone who owned our common stock at the close of business on April 27, 2023, the record date, is entitled to vote at the annual meeting.
Q: How do I vote?
A: You may vote your shares of common stock either by attending the live webcast of the annual meeting or by proxy. You may authorize a proxy to vote your shares in any of the following ways:
•Authorizing a Proxy by Mail – You may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed, postage-paid return envelope. Completed proxy cards must be received by Tuesday, July 11, 2023.
•Authorizing a Proxy by Telephone – You may authorize a proxy by telephone by dialing 1-844-280-5348 for a live agent or 1-855-952-4534 for touch tone telephone voting until 11:59 p.m. Eastern time on Tuesday, July 11, 2023.
•Authorizing a Proxy by Internet – You may authorize a proxy electronically using the Internet at https://www.proxypush.com/CMFT until 11:59 p.m. Eastern time on Tuesday, July 11, 2023.
If you attend the virtual annual meeting, you also may vote during the live webcast, and any previous proxies that you authorized will be superseded by the vote that you cast at the annual meeting. You may attend the live webcast of the annual meeting without revoking any previously authorized proxy.
Q: What vote is required to approve each proposal?
A:     The affirmative vote of a plurality of all the votes cast at the annual meeting at which a quorum is present is required for the election of each director nominee. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
    The affirmative vote of a majority of all the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Q: Will my vote make a difference?
A: Yes. Your vote is very important to ensure that the proposals can be acted upon. Unlike most public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present via live webcast or by proxy at the annual meeting to constitute a quorum. YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES. Your immediate response will help avoid potential delays and may save us significant additional expense associated with soliciting stockholder votes. We encourage you to participate in the governance of the Company and welcome your attendance at the annual meeting.
Q: What if I return my proxy card and then change my mind?
A: If you are a stockholder of record as of April 27, 2023, you have the right to revoke your proxy at any time before the vote by:
1.notifying our Secretary, or any other corporate officer of the Company, in writing at our offices located at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016;
2.attending and voting at the live webcast of the annual meeting; or
3.returning another proxy after your first proxy, which is received before the annual meeting date. Only the most recent vote will be counted and all others will be discarded regardless of the method of voting.
If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
Q: Who pays the cost of this proxy solicitation?
A: The Company will pay all the costs of soliciting these proxies. We have retained Mediant Communications to assist us in the distribution of proxy materials and solicitation of votes. We anticipate paying Mediant Communications approximately $230,840 for such services, which includes estimated postage and other out-of-pocket expenses, plus other fees and expenses for other services related to this proxy solicitation such as the printing and review of proxy materials and our annual report, dissemination of broker search cards and solicitation of brokers and banks, and delivery of executed proxies. In addition to the distribution of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.
Q: Whom should I call if I have any questions?
A: If you have any questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:
Mediant Communications
P.O. Box 8035, Cary, North Carolina 27512-9916
CIM Real Estate Finance Trust, Inc.
Call toll free: (844) 280-5348

PROPOSAL 1
ELECTION OF DIRECTORS
At the annual meeting, you and the other stockholders will vote on the election of ten members of our board of directors. Those persons elected will serve as directors until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualify. The board of directors has nominated the following people for election as directors:
•Richard S. Ressler
•T. Patrick Duncan
•Alicia K. Harrison
•Calvin E. Hollis
•W. Brian Kretzmer
•Jason Schreiber
•Avraham Shemesh
•Howard A. Silver
•Roger D. Snell
•Emily Vande Krol
Each of the nominees for director is a current member of our board of directors. The principal occupation and certain other information about the nominees are set forth below. We are not aware of any family relationship among any of the nominees to become directors or executive officers of the Company. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director, except that such nominees have agreed to serve as our directors if elected.
If you return a properly executed proxy card, or if you authorize your proxy by telephone or over the Internet, unless you direct the proxies to withhold your votes, the individuals named as the proxies will vote your shares “FOR” the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for election, the board may reduce its size, designate a substitute nominee, or fill the vacancy through a majority vote of the remaining directors. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

INFORMATION ABOUT DIRECTORS AND OFFICERS
Board of Directors
In accordance with applicable law and our charter and bylaws, the business and affairs of the Company are managed under the direction of our board of directors.  Our board of directors currently consists of ten directors, six of whom are independent directors. Our board of directors has formed four standing committees: the audit committee; the compensation committee; the nominating and corporate governance committee; and the investment risk management committee.
Director Nominees
Our board of directors, upon the recommendations of our nominating and corporate governance committee, has nominated each of the following individuals for election as a director to serve until our 2024 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. Each named nominee currently is a director of the Company, and Messrs. Duncan, Hollis, Kretzmer, Snell and Silver, and Ms. Harrison, are independent directors.

Name	Age *	Position(s)
Richard S. Ressler	64	Chairman of the Board, Chief Executive Officer and President
T. Patrick Duncan	74	Independent Director
Alicia K. Harrison	63	Independent Director
Calvin E. Hollis	71	Independent Director
W. Brian Kretzmer	70	Independent Director
Jason Schreiber	43	Director
Avraham Shemesh	61	Director
Howard A. Silver	68	Independent Director
Roger D. Snell	66	Independent Director
Emily Vande Krol	38	Director
___________________
* As of April 28, 2023.

Richard S. Ressler has served as our chief executive officer, president and a director since February 2018, and as the chairman of our board of directors since August 2018. He has served as the chairman of the investment risk management committee since April 2022 and served as a member of the nominating and corporate governance committee from August 2018 to March 2022. Mr. Ressler is the founder and President of Orchard Capital Corp. (“Orchard Capital”), a firm that provides consulting and advisory services to companies in which Orchard Capital or its affiliates invest. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM Group, L.P. (together with its controlled affiliates, “CIM”), a community-focused real estate and infrastructure owner, operator, lender and developer, and the indirect parent of our external manager, CIM Real Estate Finance Management, LLC (“CMFT Management” or our “manager”), Orchard First Source Asset Management (together with its controlled affiliates, “OFSAM”), which provides personnel staffing to OFS Capital Management, LLC, a registered investment adviser focusing primarily on investments in middle market and broadly syndicated U.S. loans, debt and equity positions in collateralized loan obligations and other structured credit investments, OFS CLO Management, LLC, a registered investment adviser focusing primarily on investments in broadly syndicated U.S. loans, and OCV Management, LLC (“OCV”), an investor, owner and operator of technology companies. OFS Capital Management, LLC serves as a sub-advisor to our investment advisor, CIM Capital IC Management, LLC, for securities and certain other investments. Through his affiliation with CIM, Mr. Ressler has served as chairman of the board of Creative Media & Community Trust Corporation (f/k/a CIM Commercial Credit Corporation) (NASDAQ: CMCT) (“CMCT”), a publicly traded real estate investment trust (“REIT”) that owns, operates and develops premier multifamily and creative office assets in vibrant communities throughout the United States, since March 2014. He served as non-executive chairman of the board of Ziff Davis, Inc. (NASDAQ: ZD), formerly known as j2Global, Inc., from 1997 until May 2022, and as its chief executive officer from 1997 to 2000. He served as chief executive officer, president and director of CIM Income NAV, Inc. (“CINAV”) from February 2018, and as chairman of the board from August 2018, until CINAV’s merger with our company in December 2021. Mr. Ressler served as chief executive officer, president and director of Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) from February 2018, and as chairman of the board from August 2018, until CCIT III’s merger with our company in December 2020. Mr. Ressler also served as director of Cole Office &

Industrial REIT (CCIT II), Inc. (“CCIT II”) from January 2019 until CCIT II’s merger with Griffin Realty Trust, Inc. (“GRT”) in March 2021. He served as a director of Cole Credit Property Trust V, Inc. (“CCPT V”) from January 2019 to October 2019. Mr. Ressler co-founded CIM in 1994 and serves as the executive chairman of CIM, and as an officer of various affiliates of CIM, including our manager. Mr. Ressler co-founded the predecessor of OFSAM in 2001 and chairs its executive committee. Mr. Ressler co-founded OCV in 2016 and chairs its executive committee. Prior to founding Orchard Capital, from 1988 until 1994, Mr. Ressler served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Ltd. (NYSE: VGR) and served in various executive capacities at VGR and its subsidiaries. Prior to VGR, Mr. Ressler was with Drexel Burnham Lambert, Inc., where he focused on merger and acquisition transactions and the financing needs of middle-market companies. Mr. Ressler began his career in 1983 with Cravath, Swaine and Moore LLP, working on public offerings, private placements, and merger and acquisition transactions. Mr. Ressler holds a B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University. Mr. Ressler was selected to serve as a director because of his extensive real estate, business management and finance experience and expertise, in addition to his leadership roles at several public companies, all of which bring valuable insight to the board of directors.
T. Patrick Duncan has served as an independent director since September 2015, as a member of our nominating and corporate governance committee since August 2018, and as chairman of that committee since April 2022. He has served as the chairman of the compensation committee and as a member of the investment risk management committee since March 2022. He previously served as the non-executive chairman of the board of directors from November 2015 until August 2018, as the chairman of the valuation, compensation and affiliate transactions committee from August 2018 until March 2022, and as a member of the audit committee from September 2015 until March 2022. Mr. Duncan also served as a member of the board of directors of CINAV from August 2013 until September 2015. For 27 years, Mr. Duncan served in various roles at USAA Real Estate Company, a private real estate investment company, most recently as its chief executive officer from January 2005 until he retired in May 2013. Mr. Duncan also served as vice chairman of the board of directors of USAA Real Estate Company and as a director of United Lender Services, a USAA company, from his retirement in May 2013 until December 2015. Prior to serving as chief executive officer, Mr. Duncan held the position of senior vice president, real estate operations with USAA Real Estate, with responsibilities that included the direction of all acquisitions, sales, co-investments, build-to-suits, land development capital markets, management and leasing of real estate. Before joining USAA Real Estate in 1986, Mr. Duncan was with Trammell Crow Company in Dallas, Texas with responsibilities as a financial partner of the firm and prior to that, Mr. Duncan was a manager with Deloitte & Touche LLP. Mr. Duncan previously served on the boards of Meridian Industrial Trust, a former New York Stock Exchange-listed REIT, from 1994 to 1998, American Industrial Properties REIT, a former New York Stock Exchange-listed REIT, from 1996 to 2001, and Square Mile Capital Management, LLC, a diversified real estate investment firm, from 2012 to 2014. Mr. Duncan previously served on the board of the Texas Research and Technology Foundation and the Association of Foreign Investors in Real Estate (AFIRE). Mr. Duncan received a degree from the University of Arizona and is a Certified Public Accountant, Certified Commercial Investment Member, and holds a Texas Real Estate Broker’s License. Mr. Duncan was selected to serve as a director because of his extensive experience as a real estate industry executive with executive investment, capital markets and financial expertise, all of which are expected to bring valuable insight to the board of directors.
Alicia K. Harrison has served as an independent director of our company since June 2016, and as a member of our audit committee since April 2022. Ms. Harrison served as a member of our valuation, compensation and affiliate transactions committee and as chairperson of our nominating and corporate governance committee from August 2018 until March 2022. Ms. Harrison has served on the board of directors and the audit and capital committees of Ryan Companies US, Inc., a national commercial real estate development, design and management company, since May 2012, and as a member of the board of directors and the nominating and governance committee of Independent Bank Group, Inc., a bank holding company (NASDAQ: IBTX), since May 2019. She joined the audit committee of Independent Bank Group, Inc. in May 2020. Previously, Ms. Harrison worked for Wells Fargo & Company and its predecessor banks from 1986 until 2012, when she retired as executive vice president in Commercial Banking. Her responsibilities at Wells Fargo included positions as area manager and group head for Southwest Regional Commercial Banking Office, manager of the Real Estate Department and integration team member for the Government and Institutional Banking Group, integrating the employees and clients of Wachovia Corporation following its acquisition by Wells Fargo in 2008.  Prior to joining Wells Fargo, Ms. Harrison began her banking career in Houston with a predecessor bank of JPMorgan Chase & Co. (MBank) as a banker in the Energy Division after completing the Commercial Training program. Ms. Harrison is a Life Member of the Arizona State University Sun Angel Foundation, and previously served as a trustee of the Sun Angel Foundation and on the boards of directors of the Fresh Start Women’s Foundation, the Greater Phoenix Economic Council, the Phoenix Art Museum, the Arizona Chapter of the American Red Cross, the Arizona Business Leadership Association and the Arizona Science Center.  Ms. Harrison received a B.S. degree in Finance from Arizona State University and has completed postgraduate courses with the London School of Economics, City of London University Banking and the

University of Southern California’s London Graduate School Program.  Ms. Harrison was selected to serve as a director because of her financial services, investment management and real estate experience, all of which are expected to bring valuable insight to the board of directors.
Calvin E. Hollis has served as an independent director of our company since December 2020, and as a member of our compensation committee since April 2022. He served as an independent director of CCIT II from March 2018, as well as a member of CCIT II’s valuation, compensation and affiliate transactions committee and CCIT II’s nominating and corporate governance committee from August 2018 until its merger with GRT in March 2021. Mr. Hollis served as an independent director of CCPT V from March 2018 until its merger with our company in December 2020, and as a member of CCPT V’s valuation, compensation and affiliate transactions committee from August 2018 until its merger with our company in December 2020. Mr. Hollis served as Senior Executive Officer, Real Estate, Countywide Planning and Development for the Los Angeles County Metropolitan Transportation Authority from May 2011 until his retirement in December 2017. His responsibilities included executive oversight of all real estate operations including acquisitions and dispositions, non-operating property asset management, and the commercial long term ground lease program. From February 2009 to May 2011, Mr. Hollis served as the Acting Chief Executive Officer and then Chief Operating Officer for the Community Redevelopment Agency (“CRA”) of the City of Los Angeles. Prior to joining the CRA, Mr. Hollis served as a Managing Principal with Keyser Marston Associates, Inc. from March 1983 to February 2009, where he provided real estate advisory services to over 150 public, institutional, and private clients in major public-private real estate transactions. Mr. Hollis is a former member of Lambda Alpha and the Urban Land Institute Public Private Partnership Council. Mr. Hollis received a B.A. in Economics from California State University Los Angeles. Mr. Hollis was selected to serve as a director because of his experience with real estate projects and transactions of all types, including his experience with public-private partnerships, all of which are expected to bring valuable insight to the board of directors.
W. Brian Kretzmer has served as an independent director of our company since February 2018, as a member of our audit committee since August 2018, and as a member of our nominating and corporate governance committee since March 2022. He served as a member of the valuation, compensation and affiliate transactions committee from August 2018 until March 2022. Mr. Kretzmer has served as a director of Ziff Davis, Inc. (NASDAQ: ZD) since July 2007, and is a member of the Ziff Davis audit committee. Mr. Kretzmer currently operates his own consultancy practice and is an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary, Hotel Information Systems), a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1993 to 1996 and 1999 to 2000. Mr. Kretzmer is a thirty-year veteran in technology industries. He served as an independent director of CINAV from February 2018, and as a member of its audit committee and valuation, compensation and affiliate transactions committee from August 2018, until CINAV’s merger with our company in December 2021. He also served as an independent director of CCIT III from February 2018 until its merger with our company in December 2020. Mr. Kretzmer holds a B.A. from Montclair State University and an M.B.A. from Fairleigh Dickinson University. Mr. Kretzmer was selected to serve as a director because of his extensive operational and financial perspective and accounting expertise, in addition to his leadership roles at MAI Systems Corporation, all of which are expected to bring valuable insight to the board of directors.
Jason Schreiber has served as a director of our company since April 2022. Mr. Schreiber has served as a Principal of CIM in its Investments department since May 2016, and as a member of its Investment Committee since 2016. From April 2014 to April 2016, Mr. Schreiber served as a 1st Vice President, Investments, at CIM. He also served at CIM from May 2010 to March 2014 as a Vice President, Investments, and from July 2007 to April 2010 as an Associate, Investments. Prior to joining CIM, Mr. Schreiber served from July 2001 to July 2005 as an Analyst at Goldman, Sachs & Co. Mr. Schreiber received a Master of Business Administration degree from Harvard Business School, and a Bachelor of Arts degree in Economics and the History of Art from Brown University. Mr. Schreiber was selected to serve as a director because of his extensive experience in real estate investments and transactions, which are expected to bring valuable insight to the board of directors.
Avraham Shemesh has served as a director of our company since March 2019. Mr. Shemesh is a Co-Founder and Principal of CIM, with more than 25 years of active real estate, infrastructure and lending experience. Since co-founding CIM in 1994, Mr. Shemesh has been instrumental in building the firm’s real estate, infrastructure and debt platforms. He serves on CIM’s Investment and Real Assets Management Committees, providing guidance on the diverse opportunities available across CIM’s various platforms, and acts in various senior capacities within CIM, including as an officer of our manager. Mr. Shemesh is responsible for CIM’s long-time relationships with strategic institutions and oversees teams essential to acquisitions, portfolio management and internal and external communication. Since March 2014, Mr. Shemesh has served as a director of CMCT. Additionally, he served as a director of CINAV from January 2019 until CINAV’s merger with our company in December 2021. Mr. Shemesh served as chief executive officer, president and director of CCIT II from February 2018, and as chairman of the board from August 2018, until CCIT II’s merger with GRT in March 2021. He served as chief executive officer and director of CCPT V from March 2018, and as chairman of the board from August 2018, until CCPT V’s merger with our company in December 2020. He also served as a director of CCIT III from January 2019 until CCIT III’s merger with our company in December 2020. Prior to CIM, Mr. Shemesh was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, a developer of commercial and multifamily properties in Los Angeles. Mr. Shemesh was selected to serve as a director because of his significant experience with the real estate acquisition process and strategic planning as a result of his experience with CIM, including as Co-Founder thereof, as well as his leadership roles at CIM and CMCT, all of which are expected to bring valuable insight to the board of directors.
Howard A. Silver has served as an independent director and a member of our audit committee since October 2019, and has served as the chairman of our audit committee since January 2022. He served as a member of the valuation, compensation and affiliate transactions committee from October 2019 until March 2022. Since February 2021, he has served as an independent director and chairman of the audit committee of Alpine Acquisition Corporation (NASDAQ: REVEU), a special purpose acquisition company. He also served as an independent director and chairman of the audit committee of CCIT III from July 2016, as well as a member of CCIT III’s valuation, compensation and affiliate transactions committee from August 2018, until its merger with our company in December 2020. From 1994 until 2007, Mr. Silver held various positions with Equity Inns, Inc., a publicly listed hospitality REIT on the New York Stock Exchange, including chief executive officer, president, chief financial officer, chief operating officer and secretary. Until the sale of Equity Inns to Whitehall Global Real Estate Funds in October 2007, Equity Inns was the largest hotel REIT focused on the upscale extended stay, all suite and midscale limited service segments of the hotel industry. From 1992 until 1994, Mr. Silver served as chief financial officer of Alabaster Originals, L.P., a fashion jewelry wholesaler. Prior to joining Alabaster Originals, Mr. Silver was employed by Ernst & Young LLP from 1987 to 1992 and by PricewaterhouseCoopers LLP from 1978 to 1985, both global accounting firms. From 2012 until the sale of the company in 2018, Mr. Silver served as a member of the board of directors and as lead independent director of Education Realty Trust, Inc. (NYSE: EDR), a publicly listed collegiate housing REIT. Mr. Silver has also served as a member of the board of directors and chairman of the audit committee of Jernigan Capital, Inc. (NYSE: JCAP), a publicly listed mortgage REIT focused on lending to self-storage facilities, since April 2015. From January 2014 until the sale of the company in January 2016, he served as a member of the board of directors and as chairman of the audit committee of Landmark Apartment Trust, Inc., a publicly registered, non-listed multifamily REIT, and, from its inception in 2004 through the sale of the company in November 2013, he served as a member of the board of directors and chairman of the audit committee of CapLease, Inc. (NYSE: LSE), a publicly listed net lease REIT. From 2004 until the sale of the company in May 2012, Mr. Silver also served as a member of the board of directors of Great Wolf Resorts, Inc. (NASDAQ: WOLF), a publicly listed family entertainment resort company. Mr. Silver graduated cum laude from the University of Memphis with a B.S. in Accountancy and has been a Certified Public Accountant since 1980. Mr. Silver was selected to serve as a director because of his extensive experience in the real estate industry and accounting, which is expected to bring valuable insight to the board of directors.
Roger D. Snell has served as an independent director of our company since December 2021, and as a member of our compensation committee and our investment risk management committee since April 2022. He previously served as an independent director and chairman of the audit committee of CINAV from September 2011, and as a member of the valuation, compensation and affiliate transactions committee of the CINAV board of directors from August 2018, until CINAV’s merger with our company in December 2021. Since January 2021, Mr. Snell serves as a member of the board of directors and investment committee of Veritas Investments, Inc., a real estate management firm specializing in mixed-use multifamily and retail properties in the San Francisco Bay area. Mr. Snell has served as Chief Strategic Officer of Mohr Capital, a privately owned real estate investment firm located in Dallas, Texas, since February 2023. From September 2021 until April 2022, Mr. Snell served as chief executive officer and a member of the board of directors of Conifer Realty, LLC, a nationally ranked, full-service real estate company specializing in the development, construction, management, and ownership of high-quality, affordable housing communities. Mr. Snell served as chief investment officer of Veritas Investments, Inc. from October 2011 until January 2021. From February 2003 until December 2011, Mr. Snell was the managing director of SIP Investment Partners, a commercial real estate investment firm. From February 1997 to June 2002, Mr. Snell was president and chief executive officer of Peregrine Real Estate Investment Trust, a publicly traded commercial real estate and hotel property REIT that was reorganized into a private company named WinShip Properties. Prior to joining Peregrine, Mr. Snell was managing director of Snell & Co., LLC, an investment advisory firm, in 1996, and president and chief executive officer of Perini Investment Properties, a publicly traded REIT focusing on commercial real estate and hotel properties (later renamed Pacific Gateway Properties), from January 1993 to January 1996. Prior to joining Perini, Mr. Snell held various leadership positions in other commercial real estate investment and development companies. Mr. Snell received an M.B.A. from Harvard Business School and a B.S. degree from the University of California, Berkeley. Mr. Snell was selected to serve as a director because of his experience as a real estate industry executive with executive investment, capital markets and portfolio management expertise, all of which are expected to bring valuable insight to the board of directors.
Emily Vande Krol has served as a director of our company since April 2022. Ms. Vande Krol has served as a Principal of CIM since March 2022, has been CIM’s Head of Partner Solutions Group since February 2019, and President of CCO Capital, LLC (“CCO Capital”), CIM’s registered broker-dealer, since December 2019. She joined CIM in 2018 as Senior Vice President of Partner & Co-Investor Relations through the acquisition of Cole Capital Corporation (“Cole Capital”) and facilitated the integration of the global and private wealth distribution platforms. During her seven-year tenure at Cole Capital, she served in various capacities within the sales and operations of the organization and most recently, from March 2015 to February 2018, as Senior Vice President, Head of Internal Sales. Ms. Vande Krol received her Bachelor of Science degree in Accounting from Arizona State University. She holds Financial Industry Regulatory Authority (“FINRA”) Series 7, 66 and 24 licenses. Ms. Vande Krol was selected to serve as a director because of her extensive managerial and operational experience with externally managed REITs, which is expected to bring valuable insight to the board of directors.
Vote Required; Recommendation
The affirmative vote of a plurality of all the votes cast at a meeting of stockholders duly called at which a quorum is present is necessary for the election of a director. A properly executed proxy card, or instruction by telephone or over the Internet, indicating “FOR” a nominee will be considered a vote in favor of such nominee for election as director. A properly executed proxy card, or instruction by telephone or over the Internet, indicating “WITHHOLD” will be considered a vote against such nominee for election as director.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS

CORPORATE GOVERNANCE
Director Attendance at Board Meetings and Annual Stockholder Meeting
The board of directors held five meetings during the fiscal year ended December 31, 2022. Nine of our ten directors attended at least seventy-five percent of all of the meetings of the board of directors in 2022, and each of our ten directors attended all of the meetings of the committees on which they serve. One director, Mr. Shemesh, attended sixty percent of all of the meetings, and fifty percent of all regularly scheduled meetings, of the board of directors during 2022. Although we do not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting of Stockholders, we encourage all of our directors to attend. All of our directors attended the 2022 Annual Meeting of Stockholders.
Director Independence
Under the listing standards of either the New York Stock Exchange (the “NYSE”) or the NASDAQ Global Market (“NASDAQ”), upon a listing of our common stock, at least a majority of the Company’s directors would be required to qualify as “independent” as affirmatively determined by the board. Although our shares are not listed for trading on the NYSE or NASDAQ, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the board has determined that Messrs. Duncan, Hollis, Kretzmer, Silver and Snell, and Ms. Harrison, who comprise a majority of our board of directors, meet the current independence and qualifications requirements of the NYSE and NASDAQ.
Board Leadership Structure
Richard S. Ressler serves as both the chairman of our board of directors and our chief executive officer. He is also the chair of the investment risk management committee. Mr. Duncan is the chair of the nominating and corporate governance committee and the compensation committee, and Mr. Silver is the chair of the audit committee. The nominating and corporate governance committee, the compensation committee and the audit committee are comprised entirely of independent directors, and consider matters for which the oversight of our independent directors is key, including board membership and committee leadership, matters relating to the valuation of the Company’s common stock, and review and approval of transactions with affiliates.
Our board of directors has the authority to select the leadership structure it considers appropriate, considering many factors including the specific needs of our business and what is in the best interests of our stockholders. The board of directors has determined that the most effective board leadership structure for the Company at the present time is for the chief executive officer to also serve as chairman of the board of directors. The board of directors believes that, because the chief executive officer is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of board deliberations, the chief executive officer is the director best qualified to act as chairman of the board of directors.
The board of directors retains the authority to modify this structure to best address the Company’s unique circumstances, and to advance the best interests of all stockholders, as and when appropriate. The board of directors believes that the current board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company. With the assistance of the nominating and corporate governance committee, the board of directors will continue to monitor the corporate governance practices of the Company, including the leadership structure of its board of directors.
In addition, although we do not have a lead independent director, in light of the function and make-up of the nominating and corporate governance committee, the compensation committee and the audit committee, and for the reasons further set forth below, the board of directors believes that its current corporate governance practices achieve independent oversight and management accountability. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of and communication with our executive officers, as well as the officers and key personnel of our manager. Some of the relevant processes and other corporate governance practices include:
•A majority of our directors are independent directors. Each director is an equal participant in decisions made by the full board of directors. In addition, related party transactions with CIM or any of its affiliates, including our manager, must be approved by the audit committee, which is comprised entirely of independent directors.

•Each of our directors is elected annually by our stockholders.
•The board of directors can decline to renew the management agreement with our external manager upon the affirmative vote of two-thirds (2/3) of the independent directors that (1) there has been unsatisfactory performance by the manager that is materially detrimental to the Company or (2) the management fees payable to the manager are not fair.
Board Committees
The standing committees of the board of directors include an audit committee, a compensation committee, a nominating and corporate governance committee, and an investment risk management committee. The audit committee, compensation committee, and nominating and corporate governance committee are each comprised solely of independent directors, and a majority of the members of the investment risk management committee are independent directors. The valuation, compensation and affiliate transactions committee of the board was dissolved in March 2022 concurrent with the creation of the compensation committee, and its responsibilities were delegated to the audit committee and compensation committee.
Audit Committee
The audit committee is comprised of Ms. Harrison and Messrs. Kretzmer and Silver, all of whom are independent directors. Mr. Silver serves as the chairman of the audit committee. The audit committee reports regularly to the full board. The audit committee meets on a regular basis at least four times annually, usually in conjunction with regular meetings of the board, and met five times during 2022. The audit committee (i) has direct responsibility for selecting an independent registered public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) to serve as our independent auditors and to audit our annual financial statements, (ii) reviews with the independent registered public accounting firm the plans and results of the audit engagement, (iii) approves the audit and non-audit services provided by the independent registered public accounting firm, (iv) reviews the independence of the independent registered public accounting firm, (v) considers the range of audit and non-audit fees, (vi) reviews the adequacy of our internal accounting controls with the independent registered public accounting firm, (vii) assists the board in satisfying its obligations to determine and provide the fair value of assets of the Company and the determination of the net asset value (“NAV”) per share of the common stock of the Company to comply with all applicable SEC, state and FINRA requirements, and (viii) establishes and implements policies and procedures for the audit committee’s review and approval or disapproval of proposed transactions or courses of dealing with respect to which executive officers or directors or members of their immediate families have an interest, including all transactions required to be disclosed by Item 404(a) of Regulation S-K.
Our board of directors has adopted a charter for the audit committee that sets forth its specific functions and responsibilities. The audit committee charter can be located on our sponsor’s website at https://www.cimgroup.com/shareholder-information/cmft-corporate-governance.
Although our shares are not listed for trading on any national securities exchange, all members of the audit committee meet the current independence and qualifications requirements of the NYSE and NASDAQ, as well as the applicable rules and regulations of the SEC. While each member of the audit committee has significant financial and/or accounting experience, the board of directors has determined that Messrs. Kretzmer and Silver satisfy the SEC’s requirements for an “audit committee financial expert” and has designated Messrs. Kretzmer and Silver as our audit committee financial experts.
Compensation Committee
The compensation committee is comprised of Messrs. Duncan, Hollis and Snell, all of whom are independent directors. Mr. Duncan serves as the chairman of the compensation committee. The compensation committee was newly formed in March 2022, and met once during 2022.
The primary focus of our compensation committee is to assist the board of directors in fulfilling its responsibilities with respect to officer and director compensation. The compensation committee assists the board of directors in this regard by: (i) to the extent the Company is responsible for paying the compensation and/or any other employee benefits of the chief executive officer, reviewing and approving our corporate goals with respect to compensation of the chief executive officer and determining the chief executive officer’s compensation; (ii) to the extent the Company is responsible for paying the compensation and/or any other employee benefits of the executive officers of the Company other than the chief executive officer, reviewing and approving compensation levels and benefit plans for such executive officers; (iii) recommending to the board of directors compensation for all non-

employee directors, including board of directors and committee retainers, meeting fees and equity-based compensation; (iv) reviewing and approving all company benefit plans, incentive compensation plans, and equity-based plans; and (v) approving and issuing awards under such plans in accordance and consistent with any written guidelines and restrictions established by the board of directors. The compensation committee is also responsible for reviewing the performance of our manager in connection with any renewal period under the Management Agreement (as defined below).
Our board of directors has adopted a charter for the compensation committee that sets forth its specific functions and responsibilities. The charter of the compensation committee is available on our sponsor’s website at https://www.cimgroup.com/shareholder-information/cmft-corporate-governance.
Although our shares are not listed for trading on any national securities exchange, all members of the compensation committee meet the current independence and qualifications requirements of the NYSE and NASDAQ, as well as the applicable rules and regulations of the SEC.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee consists of two directors, Messrs. Duncan and Kretzmer, with Mr. Duncan serving as the chairperson of the committee. Following the amendment and restatement of the charter of the nominating and corporate governance committee in March 2022, and the concurrent restructuring of the membership of the nominating and corporate governance committee, all of the members of the nominating and corporate governance committee are independent directors. The committee met two times during 2022.
Our board of directors has adopted a charter for the nominating and corporate governance committee that sets forth its specific functions and responsibilities. The charter of the nominating and corporate governance committee is available on our sponsor’s website at https://www.cimgroup.com/shareholder-information/cmft-corporate-governance.
The primary purpose of the nominating and corporate governance committee is to assist the board of directors in fulfilling its responsibilities with respect to director nominations, corporate governance and board of directors and committee evaluations. The nominating and corporate governance committee assists the board of directors in this regard by: (1) from time to time, reviewing, assessing and making recommendations to the board of directors regarding the size, structure and composition of the board of directors and its committees; (2) establishing criteria for the selection of directors to serve on the board; (3) evaluating the qualifications of candidates for the board, in light of the criteria approved by the board, including candidates proposed by the Company’s management, directors or stockholders, and evaluating the independence of such possible candidates; (4) recommending prospective candidates to the board for nomination by the board at each annual meeting of the stockholders or any special meeting of the stockholders at which directors are to be elected, and for any vacancies or newly created directorships on the board of directors; (5) making recommendations to the board of directors regarding members to serve on committees of the board of directors, taking into account the experience and expertise of each individual director; (6) overseeing an annual evaluation of the board of directors; and (7) developing and recommending to the board of directors a set of corporate governance policies and principles, and periodically re-evaluating such policies and principles for the purpose of suggesting amendments to them if appropriate.
Although our shares are not listed for trading on any national securities exchange, all members of the nominating and corporate governance committee meet the current independence and qualifications requirements of the NYSE and NASDAQ, as well as the applicable rules and regulations of the SEC.
The nominating and corporate governance committee and the board of directors annually review the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the board, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in a variety of areas. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflicts of interest with the Company and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings.
Historically, our board of directors has solicited candidate recommendations from its own members and management of the Company. The Company has not employed and does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although we are not prohibited from doing so if we determine such action to be in the best interests of the Company. Our nominating and corporate governance committee and board of directors also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by our board of directors, recommendations made by stockholders must be submitted within the time frame required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below for more information on procedures to be followed by our stockholders in submitting such recommendations. In evaluating the persons recommended as potential directors, our nominating and corporate governance committee and board of directors will consider each candidate without regard to the source of the recommendation and take into account those factors that our board of directors determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of our board of directors) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11 of our bylaws.
In considering possible candidates for election as a director, the nominating and corporate governance committee and the board of directors are guided by the principles that each director should (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to base advice and guidance to management in the conduct of our real estate investment and management activities; (iv) have sufficient time available to devote to our affairs; and (v) represent the long-term interests of our stockholders as a whole. Our nominating and corporate governance committee and board of directors may also consider an assessment of its diversity, including factors such as, but not limited to, age, geography, gender and ethnicity. While we do not have a formal diversity policy, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.
Our nominating and corporate governance committee recommended to the board of directors, and the board of directors nominated, each of the nominees for election as a director at the 2023 Annual Meeting of Stockholders.
Investment Risk Management Committee
The investment risk management committee was newly formed in March 2022. The investment risk management committee is comprised of Messrs. Ressler, Duncan and Snell, of whom Messrs. Duncan and Snell are independent directors. Mr. Ressler serves as the chairman of the committee. The investment risk management committee reviews and approves any proposed investments for which our investment guidelines (as in effect at such time) contemplate such review and approval by the board of directors or a duly authorized committee thereof. This committee did not meet during the year ended 2022.
Valuation, Compensation and Affiliate Transactions Committee
The valuation, compensation and affiliate transactions committee was dissolved in March 2022, and its duties were delegated to the audit committee and compensation committee pursuant to the charters of those committees as further discussed above. The valuation, compensation and affiliate transactions committee met two times during 2022 prior to its dissolution.
Prior to its dissolution, the primary purposes of the valuation, compensation and affiliate transactions committee were to: (1) assist the board in satisfying its obligations to determine and provide the fair value of assets of the Company and the determination of the NAV per share of the common stock of the Company to comply with all applicable SEC, state and FINRA requirements; (2) oversee the Company’s board compensation programs, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites pertaining to the board and to administer any such plans or programs as required by the terms thereof; (3) periodically review the performance of the Company’s manager and determine whether compensation paid to it was reasonable in relation to the nature and quality of services performed and the investment performance of the Company, and that the provisions of the management agreement were being carried out by the manager; (4) consider for approval any other agreements and transactions between the Company and/or its subsidiaries on the one hand and any of (i) the manager, (ii) CIM and/or its subsidiaries, (iii) a director or officer of the Company, or (iv) an affiliate of the foregoing, on the other hand; and (5) carry out any other duties delegated to it by the board of directors.
Communication with Directors
We have established procedures for stockholders or other interested parties to communicate directly with our board of directors. Such parties can contact the board by mail at: Chairman of the Board of Directors of CIM Real Estate Finance Trust, Inc., c/o Corporate Secretary, 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016.

The chairman of the board of directors will receive all communications made by these means, and will distribute such communications to such member or members of our board of directors as he deems appropriate, depending on the facts and circumstances outlined in the communication received.
The Board’s Role in Risk Oversight
The board of directors oversees our stockholders’ interest in the long-term health and the overall success of the Company and its financial strength.
The board of directors is actively involved in overseeing risk management for the Company. It does so, in part, through its oversight of our property acquisitions and assumptions of debt, as well as its oversight of our Company’s executive officers and our manager. In particular, the board of directors is responsible for evaluating the performance of the manager, and may decline to renew the management agreement with our external manager upon the affirmative vote of two-thirds (2/3) of the independent directors that (1) there has been unsatisfactory performance by the manager that is materially detrimental to the Company or (2) the management fees payable to the manager are not fair.
In addition, the audit committee is responsible for assisting the board of directors in overseeing the Company’s management of risks related to financial reporting. The audit committee has general responsibility for overseeing the accounting and financial processes of the Company, including oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the adequacy of the Company’s internal control over financial reporting. In addition, we have adopted policies and procedures with respect to complaints related to accounting, internal accounting controls or auditing matters, which enable anonymous and confidential submission of complaints that the audit committee shall discuss with management. Further, in connection with the annual audit of the Company’s financial statements, the audit committee conducts a detailed review with the Company’s independent auditors of the accounting policies used by the Company and its financial statement presentation.
Code of Business Conduct and Ethics
Our board of directors has adopted an Amended and Restated Code of Business Conduct and Ethics which combined and replaced the Code of Business Conduct and Ethics for Principal Executive Officer and Senior Financial Officers that was applicable to our principal executive officer, principal financial officer and principal accounting officer and the Code of Business Conduct and Ethics that was applicable to independent directors. The Amended and Restated Code of Business Conduct and Ethics contains general guidelines for conducting our business and is designed to help our officers, directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Amended and Restated Code of Business Conduct and Ethics is located on our sponsor’s website at https://www.cimgroup.com/shareholder-information/cmft-corporate-governance.
If, in the future, we amend, modify or waive a provision of the Amended and Restated Code of Business Conduct and Ethics, we may, rather than file a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website as necessary.
Corporate Governance Guidelines
We have adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it and they should perform its and their respective functions.
Hedging or Pledging of Stock
All hedging and pledging of the Company’s securities are subject to the Company’s Amended and Restated Code of Business Conduct and Ethics and are required to be pre-approved pursuant to CIM’s insider trading policy, or in the case of our independent directors, the applicable CIM legal representative for the Company as defined in the Company’s Amended and Restated Code of Business Conduct and Ethics.
Compensation of Directors
Summary
Directors who are also officers or employees of CIM or its affiliates (Messrs. Ressler, Schreiber and Shemesh and Ms. Vande Krol) do not receive any special or additional remuneration for service on the board of directors or any of its committees. Each independent director receives compensation for service on the board of directors and any of its committees in accordance with the compensation program set forth below.
Prior to April 1, 2022, independent directors were entitled to receive the following retainers:
•an annual board membership retainer of $90,000; and
•an additional annual retainer for each standing committee on which a director serves equal to $25,000 for the committee chair and $15,000 for other members of the committee.
Prior to April 1, 2022, each director’s aggregate annual board compensation was generally paid 75% in cash (in four quarterly installments) and 25% in the form of an annual grant of restricted shares of common stock based on the then-current NAV per share at the time of issuance pursuant to the CIM Real Estate Finance Trust, Inc. 2018 Equity Incentive Plan (the “Prior Equity Plan”), as further described below. Restricted stock grants pursuant to the Prior Equity Plan vested one year from the date of the grant. In addition, all directors were entitled to receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.
Effective as of April 1, 2022, the board of directors approved a revised compensation program for independent directors providing for an annual cash board membership retainer of $80,000, payable quarterly in arrears. Independent directors serving in the following roles are entitled to receive these additional cash retainers:
•Audit Committee Chair: $20,000;
•Audit Committee Members (other than the Audit Committee Chair): $10,000;
•Compensation Committee Chair and Nominating and Corporate Governance Committee Chair: $15,000; and
•Compensation Committee, Nominating and Corporate Governance Committee and Investment Risk Management Committee Members (other than the Compensation Committee Chair and the Nominating and Corporate Governance Committee Chair)1: $5,000
In addition, each independent director is entitled to an equity award of $80,000, payable in the form of restricted shares of common stock, to be issued on October 1 of each year (the “Award Date”) and vesting on the one-year anniversary of the Award Date, subject to the director’s continued service on the board. The awards are calculated based on the then-current NAV per share on the Award Date and issued pursuant to the Amended and Restated CIM Real Estate Finance Trust, Inc. 2022 Equity Incentive Plan (the “2022 Equity Plan”). Directors are entitled to receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.
1 Mr. Ressler, the chairman of our board of directors and our chief executive officer, serves as the chairman of the investment risk management committee and receives no additional compensation for such service.

Director Compensation Table
The following table sets forth certain information with respect to our director compensation during the fiscal year ended December 31, 2022:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
T. Patrick Duncan	$113,438	$101,935	$—	$—	$215,373
Alicia K. Harrison	$91,875	$103,815	$—	$—	$195,690
W. Brian Kretzmer	$93,750	$105,068	$—	$—	$198,818
Howard A. Silver	$99,375	$105,068	$—	$—	$204,443
Calvin E. Hollis	$80,625	$108,829	$—	$—	$189,454
Jason Schreiber	$—	$—	$—	$—	$—
Emily Vande Krol	$—	$—	$—	$—	$—
Richard S. Ressler	$—	$—	$—	$—	$—
Avraham Shemesh	$—	$—	$—	$—	$—
Roger D. Snell	$84,375	$120,109	$—	$—	$204,484
___________________
(1)Messrs. Ressler, Schreiber and Shemesh and Ms. Vande Krol are not independent directors and did not receive compensation for their service on the board of directors.
(2)Represents the grant date fair value of the restricted shares of common stock issued pursuant to the Prior Equity Plan or 2022 Equity Plan, as applicable, for purposes of Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Each of the independent directors elected prior to the date of grant received a grant of restricted shares of common stock in April 2022 and October 2022, which shares vest approximately one year from the date of grant. The grant date fair value of the restricted shares is based on the estimated NAV per share of the common stock on the respective grant date, which was $7.20.
Long Term Incentive Plan Awards to Independent Directors
In August 2018, in connection with the approval and implementation of a revised compensation structure for our independent directors, the board of directors approved the Prior Equity Plan, under which 400,000 shares of the Company’s common stock were reserved for issuance and share awards of approximately 306,000 were available for future grant at December 31, 2021.
On March 23, 2022, the valuation, compensation and affiliate transactions committee and the board of directors, following the approval of the revised compensation program for independent directors, approved the issuance to each independent member of the board of directors of an additional equity award under the Prior Equity Plan on April 1, 2022 that vested on October 1, 2022, representing the difference in value between such director’s October 1, 2021 equity award and $80,000, calculated based on the NAV per share on April 1, 2022, and prorated for the remaining days between April 1, 2022 and September 30, 2022.
On April 27, 2022, our board of directors approved the 2022 Equity Plan. The 2022 Equity Plan was approved by our stockholders on July 12, 2022. The 2022 Equity Plan supersedes and replaces the Prior Equity Plan.
In October 2022, the Company granted awards of approximately 11,111 restricted shares to each of the independent members of the board of directors (approximately 66,667 restricted shares in aggregate) under the 2022 Equity Plan, representing 25% of each independent director’s annual aggregate board compensation for the twelve month period beginning October 2022 (the “2022 Restricted Stock Awards”). The 2022 Restricted Stock Awards will vest on October 1, 2023, approximately one year from the date of grant.
The total number of shares of Company common stock reserved and available for issuance under the 2022 Equity Plan at any time during the term of the 2022 Equity Plan shall be 250,000 shares, which is a reduction from 400,000 shares authorized for issuance under the Prior Equity Plan.

Compensation Committee Interlocks and Insider Participation
Until it was dissolved in March 2022, the valuation, compensation and affiliate transactions committee consisted of Messrs. Duncan, Jones, Kretzmer and Silver and Ms. Harrison, all of whom were independent directors. Its successor for compensation matters, the compensation committee, which was formed in March 2022 concurrent with the dissolution of the valuation, compensation and affiliate transactions committee, consists of Messrs. Silver and Kretzmer and Ms. Harrison, all of whom are independent. We are externally managed and have not separately compensated our executive officers or non-independent directors.
During the fiscal year ended December 31, 2022, Mr. DeBacker served as an executive officer of CMCT, for which Messrs. Ressler and Shemesh serve as directors. Like us, CMCT has a compensation committee consisting of independent directors, and they did not separately compensate their executive officers.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each director, officer and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. Directors, officers and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely upon a review of the copies of any such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2022, all required Section 16(a) filings were timely and correctly made by reporting persons except, due to a clerical oversight, the Form 4 filings for Messrs. Duncan, Kretzmer, Silver, Hollis and Snell, and Ms. Harrison, reflecting an equity award grant on April 1, 2022 that vested on October 1, 2022, representing the difference in value between such director’s October 1, 2021 equity award and $80,000, calculated based on the NAV per share on April 1, 2022 and prorated for the remaining days between April 1, 2022 and September 30, 2022, was not timely filed during the year ended December 31, 2022. Forms 4 reflecting the issuance described above were filed for each such director on October 3, 2022.
Executive Officers
In addition to Richard S. Ressler, the following individual currently serves as an executive officer of the Company:
Nathan D. DeBacker, age 43, has served as our chief financial officer and treasurer since August 2016 and has served as principal accounting officer since April 2022. Mr. DeBacker has been managing director of finance & accounting at CIM since March 2021. From February 2018 to March 2021, he served as senior vice president of finance & accounting at CIM. He served as chief financial officer of CMCT and CIM Real Assets & Credit Fund, a continuously-offered closed-ended interval fund managed by affiliates of CIM that seeks to invest in a mix of institutional-quality real estate and credit assets, from March 2019 until August 2022. Mr. DeBacker served as chief financial officer and treasurer of CCIT II from February 2018 until CCIT II’s merger with GRT in March 2021. He also served as chief financial officer and treasurer of CCPT V and CCIT III from August 2016 until CCPT V’s and CCIT III’s respective mergers with our company in December 2020, and chief financial officer and treasurer of CINAV from April 2016 until CINAV’s merger with our company in December 2021. Mr. DeBacker also serves as an officer of various affiliates of CIM including as vice president of CMFT Management. He served as the chief financial officer of CCO Capital, CIM’s FINRA registered broker-dealer, from February 2018 to December 2020. From August 2016 to February 2018, Mr. DeBacker served as senior vice president and chief financial officer, Cole REITs, of VEREIT, Inc. (“VEREIT”). Mr. DeBacker was the principal at CFO Financial Services, LLC, a certified public accounting firm that provided accounting, payroll, tax, forecasting and planning, business valuation and investment advisory services to individuals and business organizations, from May 2014 until August 2016. Mr. DeBacker was also registered as an investment adviser representative with Archer Investment Corporation, an investment advisory firm that partners with accountants and CPAs to provide investment management solutions for their clients, from November 2015 until August 2016. From December 2005 until May 2014, Mr. DeBacker worked at Cole Capital, the predecessor to CCO Group, LLC (“CCO Group”), and, following the merger with VEREIT, most recently served as vice president of real estate planning and analysis. From 2002 until 2005, Mr. DeBacker worked as an auditor for the independent public accounting firm of Ernst & Young LLP. Mr. DeBacker earned his Bachelor of Science degree in Accounting from the University of Arizona and is a Certified Public Accountant in Arizona.

Each of our executive officers has stated that there is no arrangement or understanding of any kind between him and any other person relating to his appointment as an executive officer of our Company. We are also not aware of any family relationships among any of the directors or executive officers of the Company.
Compensation of Executive Officers
We have no employees. Our executive officers, including our principal financial officer, are employed by affiliates of CIM and do not receive compensation directly from us for services rendered to us. As a result, we do not have a compensation policy or program for our executive officers. Accordingly, we have not included a Compensation Committee Report or a Compensation Discussion and Analysis in this proxy statement.
Our executive officers are also officers of our manager and/or certain other CIM affiliates, and are compensated by CIM for their services to us. We pay fees to such entities under our management agreement and investment advisory agreement, which agreements also provide for the reimbursement of costs to us for their provision of administrative services, including related personnel costs, subject to certain limitations. A description of the fees that we pay to our manager, investment advisor and dealer manager or any affiliate thereof is found in the “Transactions with Related Persons, Promoters and Certain Control Persons” section below.

BENEFICIAL OWNERSHIP OF EQUITY SECURITIES
The following table sets forth information as of March 31, 2023 regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of the outstanding shares of common stock, each of our directors and director nominees, and each named executive officer, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 437,429,808 shares of common stock outstanding as of March 31, 2023, which were held by approximately 75,885 stockholders of record.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage
Richard S. Ressler(3)	20,000	*
T. Patrick Duncan(4)	21,100	*
Alicia K. Harrison(5)	22,331	*
Calvin E. Hollis(6)	16,591	*
Jason Schreiber	—	—
W. Brian Kretzmer(7)	63,447	*
Avraham Shemesh(3)	20,000	*
Howard A. Silver(8)	27,368	*
Roger D. Snell(9)	38,526	*
Emily Vande Krol	—	—
Nathan D. DeBacker	—	—
All executive officers and directors as a group (11 persons)	229,363	*
___________________

*	Represents less than 1% of the outstanding common stock.
(1)	The address of each beneficial owner listed is c/o CIM Real Estate Finance Trust, Inc., 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following March 31, 2023.
(3)	The reported shares are owned directly by CMFT Management. Mr. Ressler and Mr. Shemesh may be deemed to beneficially own the shares owned by CMFT Management because of their positions with CIM, which is the sole common equity member of CCO Group, which owns and controls CMFT Management. Mr. Ressler or Mr. Shemesh each disclaim beneficial ownership of the reported securities except to the extent of his indirect pecuniary interest therein, and nothing herein shall be deemed an admission that Mr. Ressler or Mr. Shemesh is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(4)	Includes 11,111.11 restricted shares of common stock issued under the Prior Equity Plan or 2022 Equity Plan, as applicable, in connection with Mr. Duncan’s service as a member of the board of directors.
(5)	Includes 11,170.303 restricted shares of common stock issued under the Prior Equity Plan or 2022 Equity Plan, as applicable, in connection with Ms. Harrison’s service as a member of the board of directors.
(6)	Includes 11,170.303 restricted shares of common stock issued under the Prior Equity Plan or 2022 Equity Plan, as applicable, in connection with Mr. Hollis’ service as a member of the board of directors.
(7)	Includes 11,111.11 restricted shares of common stock issued under the Prior Equity Plan or 2022 Equity Plan, as applicable, in connection with Mr. Kretzmer’s service as a member of the board of directors.
(8)	Represents 11,111.11 restricted shares of common stock issued under the Prior Equity Plan or 2022 Equity Plan, as applicable, in connection with Mr. Silver’s service as a member of the board of directors.
(9)	Includes 11,170.303 restricted shares of common stock issued under the Prior Equity Plan or 2022 Equity Plan, as applicable, in connection with Mr. Snell’s service as a member of the board of directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Relationship with Independent Registered Public Accounting Firm
The audit committee has engaged Deloitte as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2023. Deloitte has served as our independent registered public accounting firm since our formation in July 2010. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the board of directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee may reconsider whether or not to retain Deloitte in the future. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company.
Audit and Non-Audit Fees
During the year ended December 31, 2022, Deloitte served as our independent registered public accounting firm and provided certain tax and other services. The audit committee reviewed the audit and non-audit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In its review of the non-audit services and fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Deloitte. The aggregate fees billed to us for professional accounting services, including the audit of the Company’s annual financial statements by Deloitte for the years ended December 31, 2022 and 2021 are set forth in the table below.

	Year Ended December 31,
Type of Service	2022	2021
Audit fees (1)	$1,386,350	$1,277,600
Audit-related fees	—	—
Tax fees (2)	226,932	195,420
All other fees(3)	45,000	—
Total	$1,658,282	$1,473,020
___________________

(1)	Represents fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Deloitte in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC, audits of acquired properties or businesses, property audits required by loan agreements, and statutory audits for our subsidiaries or affiliates.
(2)	Represents fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the Internal Revenue Service and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.
(3)	Represents fees for services in connection with providing an Independent Accountant’s Report on CIM Real Estate Finance Operating Partnership, LP and CREI Advisors, LLC compliance with certain sections of the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (USAP) as of December 31, 2021 and for the period July 28, 2021 to December 31, 2021 in connection with the company’s asset backed securities mortgage notes, Series 2021-1.

Pre-Approval Policies and Procedures
The audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the audit committee.
All requests for services to be provided by the independent auditor that do not require specific pre-approval by the audit committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the audit committee. The audit committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests to provide services that require specific pre-approval by the audit committee will be submitted to the audit committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The chairman of the audit committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the audit committee prior to engagement of the independent auditors. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairman of the audit committee in accordance with this policy, are to be disclosed to the full audit committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2022 and December 31, 2021 were pre-approved in accordance with the policies and procedures described above.
A representative of Deloitte is expected to attend the annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Auditor Independence
The audit committee has considered whether the provision of the above noted services is compatible with maintaining our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.
Vote Required; Recommendation
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of Deloitte as our independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

AUDIT COMMITTEE REPORT
Our management has the primary responsibility for the Company’s accounting and financial reporting process, including the system of internal control over financial reporting, and the preparation of the Company’s financial statements. Deloitte, the Company’s independent registered public accounting firm, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the PCAOB and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In this context, the responsibility of the audit committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.
In the performance of its oversight function, the audit committee reviewed and discussed with management and Deloitte the Company’s 2022 audited financial statements, and management and Deloitte represented to the audit committee that such audited financial statements were prepared in accordance with GAAP.
The audit committee also reviewed and discussed with Deloitte the matters required to be discussed by applicable requirements of the PCAOB and the SEC. In addition, the audit committee received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, and discussed with Deloitte its independence.
The audit committee discussed with Deloitte the overall scope and plans for the audit. The audit committee meets periodically with Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of the Company.
Based on these reviews and discussions, the audit committee recommended to the board of directors that the 2022 audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

The Audit Committee of the Board of Directors: Howard A. Silver (Chairman) Alicia K. Harrison W. Brian Kretzmer

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
Management Agreement
We are party to the second amended and restated management agreement with CMFT Management dated March 22, 2023 (the “Management Agreement”) whereby CMFT Management manages our day-to-day operations and identifies and makes investments on our behalf. In return, we pay to CMFT Management a management fee (the “Management Fee”), payable quarterly in arrears, equal to the greater of (a) $250,000 per annum ($62,500 per quarter) and (b) 1.50% per annum (0.375% per quarter) of the Company’s Equity (as defined in the Management Agreement). Management fees for the year ended December 31, 2022 totaled $44.5 million. We also reimburse CMFT Management for expenses incurred in connection with the provision of services pursuant to the Management Agreement. Such expense reimbursements for the year ended December 31, 2022 totaled $14.4 million.
Our manager is also entitled to receive Incentive Compensation (as defined in the Management Agreement), payable with respect to each quarter, which is generally equal to the excess of (a) the product of (i) 20% and (ii) the excess of (A) Core Earnings (as defined in the Management Agreement) of the Company for the previous 12-month period, over (B) the product of (1) the Company’s Consolidated Equity (as defined in the Management Agreement) in the previous 12-month period, and (2) 7% per annum, over (b) the sum of any Incentive Compensation paid to our manager with respect to the first three calendar quarters of such previous 12-month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable). No Incentive Compensation was payable during the year ended December 31, 2022.
Our Management Agreement has a term expiring August 20, 2023, and is deemed renewed automatically each year thereafter for an additional one-year period unless the Company provides 180 days’ written notice to the manager after the affirmative vote of 2/3 of the Company’s independent directors. If the Management Agreement is terminated without cause, the manager is entitled to receive a termination fee equal to three times the sum of (a) the average annual Management Fee and (b) the average annual Incentive Compensation during the 24-month period prior to the termination.
Richard S. Ressler, our chief executive officer and president and the chairman of our board of directors, is a vice president of CMFT Management. Additionally, Mr. Shemesh, a director, and Mr. DeBacker, our chief financial officer and treasurer, are officers of CMFT Management.
Investment Advisory and Management Agreement
On December 6, 2019, our wholly owned subsidiary, CMFT Securities Investments, LLC (“CMFT Securities”), entered into an investment advisory and management agreement (the “Investment Advisory and Management Agreement”) with CIM Capital IC Management, LLC, a Delaware limited liability company (the “Investment Advisor”). CMFT Securities was formed for the purpose of holding any securities investments made by the Company. The Investment Advisor, a wholly-owned subsidiary of CIM, is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pursuant to the Investment Advisory and Management Agreement, the Investment Advisor will manage the day-to-day business affairs of CMFT Securities and its investments in corporate credit and real estate-related securities (collectively, the “Managed Assets”), subject to the supervision of the board of directors.
Pursuant to the Investment Advisory and Management Agreement, our Investment Advisor shall receive an investment advisory fee (the “Investment Advisory Fee”), payable quarterly in arrears, equal to 1.50% per annum (0.375% per quarter) of CMFT Securities’ Equity (as defined in the Investment Advisory and Management Agreement). Because the securities and corporate credit assets that are managed by our Investment Advisor are excluded from the calculation of Management Fees payable by the Company to our manager under the Management Agreement, the total management and advisory fees payable by us to our external advisors are not increased as a result of entering into the Investment Advisory and Management Agreement. In addition, the Investment Advisor is eligible to receive incentive compensation, as described below. In the event that Incentive Compensation is earned and payable with respect to any quarter under the Management Agreement, our manager will calculate the portion of the Incentive Compensation that was attributable to the assets managed by our Investment Advisor and payable to the Investment Advisor (the “Securities Manager Incentive Compensation”). Pursuant to the Investment Advisory and Management Agreement, CMFT Securities will reimburse the Investment Advisor for costs and expenses incurred by the Investment Advisor on its behalf. During the year ended December 31, 2022, $8.1 million in Investment Advisory Fees were paid and $2.2 million in costs and expenses were reimbursed to the Investment Advisor.

The Investment Advisory and Management Agreement shall continue for a term of three years and shall be deemed renewed automatically each year thereafter for an additional one-year period unless CMFT Securities provides 180 days’ written notice to the Investment Advisor after the affirmative vote of 2/3 of our independent directors, or if the Investment Advisor provides 180 days’ written notice to CMFT Securities. If the Investment Advisory and Management Agreement is terminated without cause by CMFT Securities, the Investment Advisor is entitled to receive a termination fee equal to three times the sum of (a) the average annual Investment Advisory Fee and (b) the average annual Securities Manager Incentive Compensation during the 24-month period prior to the termination. CMFT Securities is not required to pay the termination fee if the Investment Advisor terminates the Investment Advisory and Management Agreement, or if the Investment Advisory and Management Agreement is terminated for cause.
Sub-Advisory Agreement
On December 6, 2019, the Investment Advisor entered into a sub-advisory agreement (the “Sub-Advisory Agreement”) with OFS Capital Management, LLC, a Delaware limited liability company (the “Sub-Advisor”), to act as an investment sub-advisor to CMFT Securities. The Sub-Advisor is registered as an investment adviser under the Advisers Act and is an affiliate of the Investment Advisor. The Sub-Advisor is responsible for providing investment management services with respect to the corporate credit-related securities and certain other assets held by CMFT Securities. On a quarterly basis, the Investment Advisor will designate 50% of the sum of the Investment Advisory Fee and Securities Manager Incentive Compensation payable to the Investment Advisor, as described above, as sub-advisory fees (“Sub-Advisory Fees”). The Sub-Advisory Fees are paid ratably, as determined pursuant to the Sub-Advisory Agreement, to the Sub-Advisor and any other sub-advisers, if any, that provide services to CMFT Securities. Either party may terminate the Sub-Advisory Agreement with 30 days’ prior written notice to the other party.
Avraham Shemesh, a director, is an officer of the Investment Advisor. Richard S. Ressler, our chief executive officer and president and the chairman of our board of directors, is the co-founder and principal owner of the Sub-Advisor.
Development Management Agreements

On January 7, 2021, we completed foreclosure proceedings to take control of the assets which previously secured our mezzanine loans, including 75 condominium units and 21 rental units across four buildings in New York. Upon foreclosure, and with the approval of our valuation, compensation and affiliate transactions committee, CIM NY Management, LLC, an affiliate of CMFT Management, entered into a Development Management Agreement with our indirect wholly owned subsidiaries that own each of the four buildings (the “Building Owners”), wherein CIM NY Management, LLC will act as project manager in overseeing the development and construction of property improvements in accordance with each respective Development Management Agreement (the “Development Services”). In consideration for the Development Services, CIM NY Management, LLC will receive a development management fee from the Building Owners equal to 4% of the aggregate gross project costs expended during the term of the Development Management Agreement, subject to the conditions in each respective Development Management Agreement. Additionally, CIM NY Management, LLC is reimbursed by the Building Owners for expenses incurred in connection with the Development Services, including services provided that are incidental to but not part of the Development Services. The Development Management Agreement shall remain in effect until the project completion date, and is terminable by either party with fifteen days prior notice to the other party, with or without cause. During the year ended December 31, 2022, the Company recorded $486,000 in development management fees.
Affiliated Investments
In September 2021, the Company co-invested $68.4 million in preferred units and $138.8 million in a mortgage loan to a third-party for the purchase of a multi-family, office and retail building in Fort Lauderdale, Florida with CIM Real Assets & Credit Fund, a fund that is advised by affiliates of CMFT Management (“CIM RACR”). During the year ended December 31, 2022, the Company and CIM RACR upsized their investment in the preferred units with an additional $4.8 million and $364,000, respectively, and upsized their investment in the mortgage loan with an additional $6.4 million and $490,000, respectively. The Company subsequently redeemed its investment in the preferred units during the year ended December 31, 2022 in exchange for an investment in a first mortgage loan. As a result of the upsize and the conversion of preferred units, as of December 31, 2022, the Company had $203.6 million invested in the mortgage loan.

In October 2021, the Company invested in a $130.0 million first mortgage loan, with an initial advance of $119.0 million, to a third-party, the proceeds of which were used to finance the acquisition of a property from a fund that is advised by an affiliate of CMFT Management. As of December 31, 2022, $122.9 million of the first mortgage loan was outstanding.
In November 2021, the Company entered into an unconsolidated joint venture arrangement through CIM NP JV Holdings, LLC (the “MT-FT JV”) with CMMT Holdings, LLC, a fund that is advised by an affiliate of CMFT Management (“CMMT”), for the purposes of investing in NewPoint JV, LLC (the “NewPoint JV”). The Company owns 50% of the equity interests of the MT-FT JV and has committed to fund capital to the MT-FT JV up to $212.5 million, of which $99.9 million has been funded, net of $39.9 million returned as a return of capital that can be called back by the NewPoint JV through MT-FT JV as a capital call on a future date.
In December 2021, the Company invested in a $155.0 million first mortgage loan, with an initial advance of $154.0 million, to a third-party, the proceeds of which were used to finance the acquisition of a property from a fund that is advised by an affiliate of CMFT Management. As of December 31, 2022, $154.0 million of the first mortgage loan was outstanding.
During the year ended December 31, 2022, the Company invested in a $147.0 million first mortgage loan, with an initial advance of $143.0 million, to a third-party, which was previously funded by a fund that is advised by an affiliate of CMFT Management. As of December 31, 2022, $145.5 million of the first mortgage loan was outstanding.
As a result of the merger of CINAV into our company, the Company had an investment in CIM UII Onshore, L.P., a fund that is advised by an affiliate of CMFT Management, which was fully redeemed for $60.7 million during the year ended December 31, 2022.
During the year ended December 31, 2022, the Company and CIM RACR co-invested $75.9 million and $14.7 million, respectively, in five corporate senior loans to a third-party. As of December 31, 2022, $57.9 million of the corporate senior loans was outstanding. The Sub-Advisor provided investment services related to these corporate senior loans pursuant to the Sub-Advisory Agreement.
Subsequent to December 31, 2022, the Company and CIM RACR co-invested $15.5 million and $3.1 million, respectively, in two corporate senior loans to a third-party. In addition, the Company and CIM RACR upsized a co-invested corporate senior loan to a third-party by $1.7 million and $348,000, respectively, subsequent to December 31, 2022. The Sub-Advisor provided investment management services related to these corporate senior loans pursuant to the Sub-Advisory Agreement.
Certain Conflict Resolution Procedures
In order to reduce or eliminate certain potential conflicts of interest, we have certain agreements, policies and procedures in place relating to transactions we may enter into with our sponsor, our manager, any of our directors or any of their respective affiliates and the allocation of investment opportunities among other real estate programs sponsored by CIM. Conflict resolution provisions that are in the Management Agreement or in policies adopted by our board of directors include, among others, the following:

•	We will not purchase any asset from, or sell any asset to, our manager or its affiliates unless such transaction is on terms no less favorable to the Company than could have been obtained on an arm’s length basis from an unrelated party and has been approved in advance by a majority of independent directors.

•	Our audit committee has developed procedures whereby it reviews and approves or disapproves related party transactions, including those required to be disclosed pursuant to Item 404(a) of Regulations S-K. In addition, the Management Agreement provides that the board of directors will be kept informed on a periodic basis of transactions that present certain conflicts, such as co-investments and certain other similar transactions as set forth in the Management Agreement, due to the nature of CIM’s regular business activities and its management of other funds and investment programs.

•	Our property acquisitions, commercial real estate loan investments and certain other investments are allocated among us and the other programs sponsored by CIM pursuant to an asset allocation policy. Pursuant to the policy, in the event that an investment opportunity becomes available that may be suitable for both us or one or more of the other programs sponsored by CIM, and for which more than one of such entities has sufficient uninvested funds, an allocation committee, which is comprised entirely of employees of CIM (the “Allocation Committee”), will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment guidelines and/or restrictions if any, set forth in the CIM program’s governing documents;

•	the CIM program’s risk and return profile;

•	the CIM program’s available capital for investment;

•	the aggregate capital committed to the CIM program; and

•	the age/vintage of the CIM program’s account or fund, and the remaining term of the investment period, if any;

•	whether the investment opportunity is contiguous or proximate to an existing investment;

•	whether the investment opportunity is being made in conjunction with the strategic expansion plans of an existing investment;

•	whether the investment opportunity is being pursued with a sponsor/partner that is also a sponsor/partner in an existing investment;

•	whether there are economic ties/relationships between the investment opportunity and an existing investment; and
•	whether the size and/or product type of the investment opportunity enhances existing diversification within a CIM program’s portfolio.

If, in the judgment of the Allocation Committee, the investment opportunity may be equally appropriate for more than one program, a strict rotation system will be employed whereby such CIM programs will be listed on a rotation schedule in the order of their inception dates from the latest to the earliest inception dates. The CIM program with the most recent inception date will be the first to be offered the relevant investment opportunity.

If a CIM program forgoes an investment opportunity or subsequently relinquishes or abandons the opportunity after accepting, the opportunity will then be offered in the order that the remaining CIM programs are listed on the rotation schedule. Our board of directors has a duty to ensure that the method used for the allocation of investment opportunities suitable for the Company and other CIM programs is applied fairly to us.
Investment opportunities sourced and managed by the Sub-Advisor are allocated pursuant to the allocation policies of the Sub-Advisor.

STOCKHOLDER PROPOSALS
Any proposals by stockholders for inclusion in proxy solicitation material for the 2024 Annual Meeting of Stockholders, including any proposals for nominees for election as director at the 2024 Annual Meeting of Stockholders, must be received by our secretary, Laura Eichelsderfer, at our offices no later than January 6, 2024, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. If a stockholder wishes to present a proposal at the 2024 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the 2024 proxy materials, our bylaws currently require that the stockholder give advance written notice to our secretary, Laura Eichelsderfer, at our offices no earlier than December 7, 2023 and no later than January 6, 2024. Stockholders are advised to review the Company’s bylaws, which contain other requirements with respect to advance notice of stockholder proposals and director nominations.
In addition to satisfying the additional requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 13, 2024.
OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2023 Annual Meeting of Stockholders other than the matters referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.
The Company’s 2022 annual report to stockholders, filed with the SEC, is posted on our sponsor’s website at www.cimgroup.com/shareholder-information/cmft-corporate-governance. You may also obtain our other SEC filings and certain other information concerning the Company through the Internet at www.sec.gov and www.cimgroup.com/shareholder-information/cmft-corporate-governance. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure permitted by SEC rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple stockholders sharing an address unless we receive contrary instructions from any stockholder at that address. We will continue to send a separate proxy card to each stockholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information stockholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are company stockholders will be “householding” our proxy materials and annual reports as well.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker if you hold your shares through a broker, or notify us directly if you are a stockholder of record by contacting us at:
CIM Real Estate Finance Trust, Inc.
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: Secretary
(602) 778-8700
We will send promptly additional copies of the relevant materials following receipt of a request for additional copies.

By Order of the Board of Directors

Laura Eichelsderfer
Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

CIM

P.O. BOX 8035, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/CMFT** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-855-952-4534** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions **LIVE AGENT** Call **1-844-280-5348** • Speak to a live agent and vote on a recorded line
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	You can register to attend and vote at the virtual Annual Meeting at www.proxydocs.com/CMFT and follow the instructions. Deadline for registration is July 11, 2023 at 5:00 P.M. Eastern Time.

PROXY TABULATOR
PO BOX 8035
CARY, NC 27512-9916

CIM Real Estate Finance Trust, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 27, 2023

TIME: Wednesday, July 12, 2023 10:30 AM, Pacific Time
PLACE: The 2023 Annual Meeting of Stockholders of the Company to be held as a virtual meeting via a live webcast at www.proxydocs.com/CMFT

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Nathan D. DeBacker and Laura Eichelsderfer (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of CIM Real Estate Finance Trust, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR, IN THE ABSENCE OF SUCH RECOMMENDATION, IN THE DISCRETION OF THE NAMED PROXIES. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

CIM Real Estate Finance Trust, Inc.

2023 Annual Meeting of Stockholders
To be held July 12, 2023

Important Notice Regarding the Availability of Proxy Materials for the CIM Real Estate Finance Trust, Inc. ("CMFT") 2023 Annual Meeting of Stockholders to be held on July 12, 2023
The Annual Report and Proxy Statement for this meeting are available at:
www.proxydocs.com/CMFT

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND **FOR** PROPOSAL 2

PROPOSALS		YOUR VOTE		
1. The election of ten directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualify.				
		FOR	WITHHOLD	
1.01 Richard S. Ressler		☐	☐	
1.02 T. Patrick Duncan		☐	☐	
1.03 Alicia K. Harrison		☐	☐	
1.04 Calvin E. Hollis		☐	☐	
1.05 W. Brian Kretzmer		☐	☐	
1.06 Jason Schreiber		☐	☐	
1.07 Avraham Shemesh		☐	☐	
1.08 Howard A. Silver		☐	☐	
1.09 Roger D. Snell		☐	☐	
1.10 Emily Vande Krol		☐	☐	
		FOR	AGAINST	ABSTAIN
2. The ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.		☐	☐	☐

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ______ Date ______ Signature (if held jointly) ______ Date ______